As Filed with the Securities and Exchange Commission on December     , 2013.

Registration No. 333-167400

Registration No. 333-181931

Registration No. 333-143005

Registration No. 033-64106

Registration No. 333-104551

Registration No. 333-02374

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-167400

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-181931

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-143005

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 033-64106

POST-EFFECTIVE AMENDMENT No. 2 to Form S-8 Registration Statement No. 333-104551

POST-EFFECTIVE AMENDMENT No. 2 to Form S-8 Registration Statement No. 333-02374

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stewart Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	72-0693290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1333 South Clearview Parkway,

Jefferson, Louisiana 70121

(Address of principal executive offices)

Stewart Enterprises, Inc. 2010 Stock Incentive Plan

Stewart Enterprises, Inc. Amended and Restated 2010 Stock Incentive Plan

Stewart Enterprises, Inc. 2007 Stock Incentive Plan

Stewart Enterprises, Inc. 2003 Employee Stock Purchase Plan

Stewart Enterprises, Inc. 1995 Incentive Compensation Plan

Stewart Enterprises, Inc. 1991 Incentive Compensation Plan

Stewart Enterprises, Inc. Director’s Stock Option Plan

(Full title of the plan)

Curtis Briggs

Vice President

Stewart Enterprises, Inc.

1333 South Clearview Parkway

Jefferson, Louisiana 70121

(504) 729-1400

(Name, address and telephone number of agent for service)

Copies to:

Greg Sangalis General Counsel Service Corporation International 1929 Allen Parkway Houston, Texas 77019 (713) 522-5141	John A. Marzulli, Jr., Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

EXPLANATORY NOTE

Stewart Enterprises, Inc. (the “Registrant”) is filing this Post-Effective Amendment to Registration Statements on Form S-8 (this “Amendment”) to deregister certain of the securities previously registered for issuance by the Registrant under (i) the Stewart Enterprises, Inc. 2010 Stock Incentive Plan, Registration No. 333-167400, dated June 9, 2010; (ii) the Stewart Enterprises, Inc. Amended and Restated 2010 Stock Incentive Plan, Registration No. 333-181931, dated June 6, 2012; (iii) the Stewart Enterprises, Inc. 2007 Stock Incentive Plan, Registration No. 333-143005, dated May 16, 2007; (iv) the Stewart Enterprises, Inc. 2003 Employee Stock Purchase Plan, Registration No. 333-104551, dated April 15, 2003, as amended by Post-Effective Amendment No. 1, dated May 5, 2006; (v) the Stewart Enterprises, Inc. 1995 Incentive Compensation Plan, the Stewart Enterprises, Inc. 1991 Incentive Compensation Plan, and the Stewart Enterprises, Inc. Director’s Stock Option Plan, Registration No. 333-02374, dated March 14, 1996, as amended by Post-Effective Amendment No. 1, dated May 5, 2006; and (vi) the Stewart Enterprises, Inc. 1991 Incentive Compensation Plan, Registration No. 033-64106, dated June 10, 1993 (collectively, the “Registration Statements”).

On December 23, 2013 pursuant to an Agreement and Plan of Merger, dated as of May 28, 2013, among the Registrant, Service Corporation International, and Rio Acquisition Corp. (“MergerCo”), MergerCo merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the offering of the securities pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all of the securities that remain unsold at the termination of the offering, the Registrant hereby files this post-effective amendment to terminate the effectiveness of the Registration Statements and to remove from registration all of the securities registered but unsold, if any, under the Registration Statements as of the effective time of the Merger. After giving effect to this Amendment, there will be no remaining registered securities available for issuance under any of the above-listed plans.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 23, 2013.

Stewart Enterprises, Inc.

By:	/s/ Curtis Briggs
Name:	Curtis Briggs
Title:	Vice President

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

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